Table of Contents

Exhibit 4(b)(3)

JOINT VENTURE AGREEMENT

among

ABILIO DOS SANTOS DINIZ

ANA MARIA FALLEIROS DOS SANTOS DINIZ D´AVILA

ADRIANA FALLEIROS DOS SANTOS DINIZ

JOÃO PAULO FALLEIROS DOS SANTOS DINIZ

PEDRO PAULO FALLEIROS DOS SANTOS DINIZ

and PENINSULA PARTICIPAÇÕES LTDA.

(the “AD Group”)

and

CASINO GUICHARD PERRACHON S.A. (“Casino”)

and as Intervening Party

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO S.A. (“CBD”)

dated as of May 3, 2005

Exhibits
Exhibit	2.1(a)	By-Laws of the Holding Company
Exhibit	2.2(a)	Conditional Put Option Agreement
Exhibit	2.2(b)	Family Share Call Option Agreement
Exhibit	2.2(c)	Holding Company Shareholders’ Agreement
Exhibit	2.2(d)-1	CBD Shareholders’ Agreement
Exhibit	2.2(d)-2	Usufruct Agreement
Exhibit	2.2(e)	By-Laws of the CBD
Exhibits	2.2(e)(ii)	Master Lease Agreement and Template Lease Agreement
Exhibit	2.2(e)(v)	RECo By-Laws (RECo Master and RECo Operating Companies)
Exhibit	2.2(e)(vi)	RECo Shareholders’ Agreements (RECo Master and RECo Operating Companies)
Exhibit	5.1(f)	Acknowledgement and Consent by Family
Exhibit	5.1(n)	Legal Opinion by Brazilian Counsel to the AD Group
Exhibit	5.1(o)	Legal Opinion by Brazilian Counsel to CBD

This JOINT VENTURE AGREEMENT (“Agreement”), dated as of May 3, 2005, is entered into by and among in their capacity as the current direct and indirect majority shareholders of CBD (as herein defined) and as members of the controlling group of CBD, acting jointly and severally in this Agreement and hereinafter collectively referred to as the “AD Group”,

ABILIO DOS SANTOS DINIZ, a Brazilian citizen, married, business administrator, the holder of the Brazilian identity card No. 1.965.961 -SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 001.454.918 -20, with domicile in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antonio, No 3.126 (hereinafter referred to as “AD”), and ANA MARIA FALLEIROS DOS SANTOS DINIZ D´AVILA, a Brazilian citizen, married, business administrator, the holder of the Brazilian identity card No. 12.785.206 -2-SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 086.359.838 -23, with domicile in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antonio, No 3.126, and ADRIANA FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, divorced, the holder of the Brazilian identity card No. 15.910.036 -SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 105.549.158 -98, with domicile in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antonio, No 3.126, and JOÃO PAULO FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, single, entrepreneur, the holder of the Brazilian identity card No. 12.785.207 -4-SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 101.342.358 -51, with domicile in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antonio, No 3.126, and PEDRO PAULO FALLEIROS DOS SANTOS DINIZ, a Brazilian citizen, single, entrepreneur, the holder of the Brazilian identity card No. 19.456.962 -7 SSP/SP and of the Brazilian Individual Taxpayer Identity Card (CIC) No. 147.447.788 -14, with domicile in the city of São Paulo, State of São Paulo, Federative Republic of Brazil, at Avenida Brigadeiro Luiz Antonio, No 3.126, and PENÍNSULA PARTICIPAÇÕES LTDA., a limited liability company organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Avenida Brigadeiro Luiz Antonio, No 3.126, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 58.292.210/0001 -80, herein represented in accordance with its By-Laws (hereinafter referred to as “Peninsula”), and and in its capacity as a direct and indirect minority shareholder of CBD and member of the controlling group of shareholders of CBD, on its own behalf and on behalf of its Affiliates (as herein defined),

CASINO GUICHARD PERRACHON S.A., a corporation organized and existing under the laws of French Republic, with registered head offices at 24, Rue de la Montat, Saint Etienne, France, herein represented in accordance with its By-Laws, hereinafter referred to as “Casino”, and, as an Intervening Party to this Agreement, and in its capacity as the entity whose Control (as herein defined) is the subject of this Agreement,

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a public company organized and existing under the laws of the Federative Republic of Brazil, with registered head offices in the city of São Paulo, State of São Paulo, Brazil, at Av. Brigadeiro Luiz Antonio, 3.142, and enrolled with the Brazilian Corporate Taxpayer File (CNPJ/MF) under No. 47.508.411/0001 -56, herein represented in accordance with its By-Laws, hereinafter referred to as “CBD”, the AD Group and Casino hereinafter collectively referred to as the “Parties” and individually as a “Party”,

RECITALS

WHEREAS, CBD is a Brazilian public corporation (“companhia aberta”) and has certain of its securities traded on the São Paulo Stock Exchange – BOVESPA and on the New York Stock Exchange and on the Luxembourg Stock Exchange;

WHEREAS, the Parties jointly own the Control of CBD since the execution by the Parties and Affiliates of a certain Master Agreement on August 9, 1999 (“Original Master Agreement”) and of a certain Shareholders’ Agreement on September 16, 1999 (“Original Shareholders’ Agreement”);

WHEREAS, the AD Group owns, directly and indirectly, in the aggregate, 33,183,461,483 shares of CBD’s issued and outstanding Common Shares (as herein defined);

WHEREAS, Casino owns, directly and indirectly, in the aggregate, 15,218,575,935 shares of CBD’s issued and outstanding Common Shares;

WHEREAS, Casino, subject to the terms and conditions of this Agreement, is interested in having with the AD Group the co-Control of CBD;

WHEREAS, the AD Group, subject to the terms and conditions of this Agreement, is willing to share with Casino the Control of CBD;

WHEREAS, CBD is fully aware of the transactions contemplated by this Agreement, including, without limitation, the Transfer (as herein defined) of some of its real estate properties and their rental from the purchaser, which transaction will allow CBD to have access to additional funding while securing long-term rentals;

WHEREAS, in order to deepen the relationship between the Parties, the AD Group has shown some interest in holding an equity interest in Casino, and Casino and the AD Group have agreed to continue to discuss this possible additional relationship during the forthcoming months;

NOW, THEREFORE, the Parties and CBD, intending to be legally bound, hereby agree as follows:

Article I – Defined Terms

1.1. Except as may otherwise be defined herein, for the purposes of this Agreement the following terms shall have the respective meanings ascribed to them below:

“Acknowledgement and Consent” has the meaning ascribed to it in Section 5.1(f) of this Agreement, as it is part of the Transaction Documents (as herein defined).

“AD Group” has the meaning assigned to it in the preamble of this Agreement.

“AD Group Losses” has the meaning ascribed to it in Section 10.6 of this Agreement.

“Affiliate” or “Affiliates” means any Person directly or indirectly at any time controlling, controlled by, or under common Control with another Person.

“Agreement” means this Joint Venture Agreement.

“Apportioned Liabilities” has the meaning ascribed to it in Section 10.3.3 of this Agreement.

“Brazilian GAAP” means the generally accepted accounting practices in Brazil, as adopted by CVM and as recommended by IBRACON.

“Business Day” means any day of the year on which national banking institutions in a relevant place are open to public for conducting business and are not required or authorized to close.

“CADE” means the Brazilian antitrust agency, the “Conselho Administrativo de Defesa Econômica – CADE”.

“Casino” has the meaning ascribed to it in the preamble to this Agreement.

“CBD” has the meaning ascribed to it in the preamble to this Agreement.

“CBD Group” means CBD and all of its Controlled Companies from time to time.

“CBD Shareholders’ Agreement” has the meaning ascribed to it in Section 2.2(d) of this Agreement.

“Central Bank of Brazil” means the Brazilian federal institution with powers similar to those of the United States Federal Reserve Bank.

“Closing” has the meaning ascribed to it in Section 6.1 of this Agreement.

“Closing Date” has the meaning ascribed to it in Section 6.1 of this Agreement.

“Common Shares” means the voting common shares of the capital stock of a Brazilian corporation.

“Conditional Put Option Agreement” has the meaning ascribed to it in Section 2.2(a) of this Agreement.

“Control” or “Controlled” means the (direct and indirect) title to shareholder rights that permanently guarantee, directly or indirectly: (i) the majority of votes in General Meeting deliberations, and (ii) the power to appoint the majority of members of the Board of Directors or of any other management body, as the case may be, of a Person.

“Controlled Company” or “Controlled Companies” means any Person Controlled by a certain Person.

“Controlling Shareholder” means the Person that has the Control of another Person.

“Conversion Rate” for conversion of U.S. Dollars into Brazilian Reais and vice versa means the average exchange rate for the U.S. Dollar published by the Central Bank of Brazil via SISBACEN for the PTAX-800, option 5, rates for accounting transactions. If the Central Bank of Brazil does not publish, for any reason, the PTAX-800 rate, the Conversion Rate shall be the average exchange rate determined by the Central Bank of Brazil for the U.S. Dollar in connection with foreign investment transactions registered or registerable with the Central Bank of Brazil.

“Convertible Securities” means securities or other rights or interests which are convertible or exchangeable into or exercisable for shares, or any other options, warrants, rights, contracts or commitments of any character pursuant to which any Person or one of its shareholders is or may be bound to issue, Transfer, repurchase or otherwise acquire any shares.

“CVM” means the “Comissão de Valores Mobiliários – CVM”, a Brazilian governmental body with regulatory functions similar to those of France’s “Conseil des Marchés Financiers”.

“Date of Execution of this Agreement” means the date on which all Parties have signed this Agreement.

“EBITDA” means, for the CBD Group on a consolidated basis, earnings before interest, tax, depreciation and amortization and is equal to gross profit less selling, general and administrative expenses less taxes (other than corporate income tax) and charges, all such figures computed in accordance with Brazilian GAAP.

“EBITDA margin” means, for the CBD Group on a consolidated basis, EBITDA divided by net sales revenue, all such figures computed in accordance with Brazilian GAAP.

“Exempted Amount” or “Exempted Amounts” has the meaning ascribed to it in Section 10.3.2 of this Agreement.

“Exhibit” means any draft agreement attached to this Agreement, which therefore becomes an integral part of this Agreement and which shall come into force as indicated in the pertinent provision of this Agreement.

“Family” means Messrs. Valentim dos Santos Diniz and Lucília Maria dos Santos Diniz, relatives of AD, and their heirs.

“Family Share Call Option Agreement” has the meaning assigned to it in Section 2.2(b) of this Agreement.

“General Meeting” means any general shareholders’ meeting of a Person.

“Goodwill” has the meaning ascribed to it in Section 2.4 of this Agreement.

“Governing Documents” has the meaning ascribed to it in Section 8.1.2.2(i) of this Agreement.

“Governmental Authority” means any Brazilian or French or Luxembourg or United States or other federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Holding Company” has the meaning ascribed to it in Section 2.1 of this Agreement.

“Holding Company Shareholders’ Agreement” has the meaning ascribed to it in Section 2.2(c) of this Agreement.

“IBRACON” means “IBRACON – Instituto dos Auditores Independentes do Brasil”, a Brazilian private organization with purposes similar to those of the Financial Accounting Standards Board (FASB), of the United States of America.

“IPCA” means the “¥ndice de Preços ao Consumidor Amplo”, an index that reflects the Brazilian inflation and is calculated and disclosed from time to time by the “Instituto Brasileiro de Geografia e Estatística”, the IBGE.

“Liabilities” has the meaning ascribed to it in Section 10.1(ii) of this Agreement.

“Liabilities after Credit Set-Off” has the meaning ascribed to it in Section 10.3.1 of this Agreement.

"LIBOR” means the London Interbank Offered Rate as determined by the British Bankers' Association for a 6-month period, in United States Dollars.

“Lien” means any lien, pledge, security interest, claim, lease, charge, option, right of first refusal, Transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever that may affect the free full ownership or may impair the disposal at any time whatsoever.

“Losses” has the meaning ascribed to it in Section 10.1(i) of this Agreement.

“Main Transaction” has the meaning ascribed to it in Section 2.1 of this Agreement.

“Market” means any organized market regulated by CVM or by the New York Stock Exchange or by the Luxembourg Stock Exchange or by any securities authority with jurisdiction on the stock exchanges where any securities issued by CBD are or will be traded.

“Master Lease Agreement” has the meaning ascribed to it in Section 2.2(e)(ii) of this Agreement.

“Material Adverse Change” has the meaning ascribed to it in Section 5.1(b) of this Agreement.

“Material Adverse Effect” means any effect that has resulted in a material adverse change in the business, properties, results of operations or financial condition of a Person and the business carried out by such Person, all taken as a whole, or in the Person’s ability to perform its obligations.

“Maximum Amount for Indemnification by the AD Group” has the meaning ascribed to it in Section 10.3.4 of this Agreement.

“Net Financial Debt” means, for the CBD Group on a consolidated basis, the sum of (i) financing (current and long term), (ii) debentures (current and long term), (iii) dividends (declared but not distributed) and other interest-bearing liabilities not included in items (i) and (ii) above, less the sum of (a) cash and banks, (b) short-term investments, and (c) credit receivables (net of allowances for doubtful debt), all such figures computed in accordance with Brazilian GAAP.

“Net Income” means, for the CBD Group on a consolidated basis, net income, it being hereby understood that net income is to exclude the share of minority interests and to include all non-operating and exceptional income and losses, all such figures computed in accordance with Brazilian GAAP.

“Net Liabilities” has the meaning ascribed to it in Section 10.3.2 of this Agreement.

"Ordinary Course of Business" means the day-to-day performance of acts, including obtaining of funds necessary for the carrying out of the business of a company.

“Original Master Agreement” has the meaning ascribed to it the Second Whereas of this Agreement.

“Original Shareholders’ Agreement” has the meaning ascribed to it in the Second Whereas of this Agreement.

“Peninsula” has the meaning ascribed to it in the preamble to this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Preferred Shares” means the non-voting preferred shares of the capital stock of a Brazilian corporation.

“Party” or “Parties” has the meaning ascribed to it in the preamble to this Agreement.

“Purchase Price” has the meaning ascribed to it under Section 3.1 of this Agreement.

“RECo” has the meaning ascribed to it in Section 2.2(e)(i) of this Agreement.

“RECo Shareholders’ Agreement” has the meaning ascribed to it in Section 2.2(e)(vi) of this Agreement;

“Reference Price” has the meaning ascribed to it in Section 4.3.1(a) of this Agreement.

“Representative of the AD Group” has the meaning ascribed to it in Section 14.15 of this Agreement.

“Schedule” means a statement attached to this Agreement that gives a showing of the matters referred to in the pertinent provisions of this Agreement, and which therefore becomes an integral part of this Agreement.

“September 30, 2004 Financial Statements” has the meaning ascribed to it in Section 8.1.4.3 of this Agreement.

“Subject Holding Company Shares” has the meaning ascribed to it in Section 2.1(e) of this Agreement.

“Subject Real Estate Properties” has the meaning ascribed to it in Section 2.2(e) of this Agreement.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, Transfer, franchise, profits, inventory, capital stock, license, withholding, donation, payroll, employment, social security, social contribution, financial, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in (a) above, and (c) any transferee liability in respect of any items described in (a) and (b) above.

“Template Lease Agreement” has the meaning ascribed to it in Section 2.2(e)(ii) of this Agreement.

“Termination Date” has the meaning ascribed to it in Section 12.1(b) of this Agreement.

“Transfer” means the direct or indirect assignment, transfer, sale, pledge, Lien, contribution of shares of a Person to the capital of another Person, or in any other manner whatsoever, the disposal of the shares of a Person.

“Transaction Documents” has the meaning ascribed to it in Section 2.3 of this Agreement.

“Usufruct Agreement” has the meaning ascribed to it in Section 2.2(d) of this Agreement.

Article II – The Purpose of this Agreement

2.1. Subject to the terms and conditions of this Agreement, including, without limitation, the conditions precedent under Article V hereof, the Parties agree that the purpose of this Agreement is to allow Casino to continue to share the Control of CBD with the AD Group, by both Casino and the AD Group becoming on the Closing Date the sole owners of Vieri Participações S.A., a Brazilian corporation with registered head offices in the city of São Paulo, State of São Paulo, Brazil, and enrolled with the Brazilian Corporate Taxpayers Register (CNPJ/MF) under No. 04.746.689/0001 -59 (the “Holding Company”), which, on the Closing Date, shall become the Controlling Shareholder of CBD by owning more than fifty (50) percent of the voting stock of CBD, more precisely Thirty-Two Billion and Seven Hundred Million (32,700,000,000) Common Shares of CBD’s share capital (the “Main Transaction”). For this purpose, the Parties agree that the following acts shall be completed on Closing Date, which acts are all connected and shall be reasonably satisfactory to both Parties, and the Parties shall receive any and all evidence of the existence and completion of any and all corporate requirements, including registration, if any, and of any and all approvals, consents, authorizations and notifications, and which acts shall be subsequently implemented in the order indicated below, namely:

a) The AD Group shall cause the Holding Company to adopt the by-laws attached hereto as Exhibit 2.1(a).

b) The AD Group shall capitalize the Holding Company with Thirty Billion and Five Hundred Million (30,500,000,000) Common Shares of CBD, receiving in exchange Thirty Billion and Five Hundred Million (30,500,000,000) Common Shares of the Holding Company.

c) The AD Group shall admit Casino as a shareholder of the Holding Company, and Casino shall become a shareholder of the Holding Company, by Casino capitalizing the Holding Company with Two Billion and Two Hundred Million (2,200,000,000) Common Shares of the CBD, causing Casino to be the owner of Two Billion and Two Hundred Million (2,200,000,000) Preferred Shares of the Holding Company. As a result of the completion of the actions specified in this Section and in Section 2.1(b) above, the Holding Company will then be the owner of an aggregate of Thirty-Two Billion and Seven Hundred Million (32,700,000,000) Common Shares of the CBD, thus achieving the capacity of the Controlling Shareholder of the CBD.

d) The AD Group, with the consent of Casino, shall convert Ten Billion and One Hundred and Twenty-Five Million (10,125,000,000) Common Shares of the Holding Company into Ten Billion and One Hundred and Twenty-Five Million (10,125,000,000) Preferred Shares of the Holding Company. As a result of the completion of the action specified in this Section, the Holding Company’s capital stock shall then be represented by Thirty-Two Billion and Seven Hundred Million (32,700,000,000) shares, divided into Twenty Billion and Three Hundred and Seventy-Five Million (20,375,000,000) Common Shares, representing 62.3 percent of the Holding Company’s total share capital and into Twelve Billion and Three Hundred and Twenty-Five Million (12,325,000,000) Preferred Shares, representing 37.7 percent of the Holding Company’s total share capital.

e) Provided that any and all actions described in Sections 2.1(a) through 2.1(d) above shall have been properly and duly taken, and provided further that the AD Group and Casino and/or its respective counsels shall have received any and all evidence of the implementation of each and every action described in this Section, including any and all evidence of any and all approvals and consents, Casino shall, or shall cause one or more of its Affiliates to, become the owner(s), under a swap of assets or any other arrangement to be mutually agreed upon on or before the Closing Date, of (i) Ten Billion and One Hundred and Eighty-Seven Million and Five Hundred Thousand (10,187,500,000) Common Shares of the Holding Company then owned by the AD Group, and (ii) Ten Billion and One Hundred and Twenty-Five Million (10,125,000,000) Preferred Shares of the Holding Company then owned by the AD Group (hereinafter collectively referred to as the “Subject Holding Company Shares”), so that Casino shall then be on the Closing Date the direct owner of Twenty-Two Billion and Five Hundred and Twelve Million and Five Hundred Thousand (22,512,500,000) shares of the Holding Company, they being Ten Billion and One Hundred and Eighty-Seven Million and Five Hundred Thousand (10,187,500,000) Common Shares and Twelve Billion and Three Hundred and Twenty-Five Million (12,325,000,000) Preferred Shares of the Holding Company, and the direct and indirect owner of at least Thirty-Six Billion and Eight Hundred Million (36,800,000,000) of CBD’s issued and outstanding Common Shares, which, together with an indirect ownership of CBD’s issued and outstanding Preferred Shares, will represent in the aggregate a direct and indirect ownership of at least 34.3 percent of CBD’s total share capital, such ownership by Casino achieving the main purpose of the Main Transaction. The formalization of the ownership by Casino of the Subject Holding Company Shares shall be in the form and manner to be agreed upon on or before the Closing Date, and the chosen agreement shall be executed and delivered by the Parties or their designees on the Closing Date. As a result of the actions specified in this Section, the AD Group shall be the owner of Ten Billion and One Hundred and Eighty-Seven Million and Five Hundred Thousand (10,187,500,000) Common Shares of the Holding Company.

2.2. Also, as an integral part of the Main Transaction, on the Closing Date,

a) The AD Group shall enter into an agreement with Casino, in the form of Exhibit 2.2(a) attached hereto (the “Conditional Put Option Agreement”), which will regulate, among others, the right of the AD Group to cause Casino to purchase a direct equity interest in the Holding Company and, as a result of such acquisition, an indirect equity interest in CBD comprising an aggregate of Ten Billion, One Hundred and Eighty-Seven Million and Five Hundred Thousand (10,187,500,000) Common Shares of the CBD, representing on the Closing Date nine (9) percent of CBD’s total share capital, and

b) Casino shall enter into an agreement with some members of the AD Group and of the Family, in the form of Exhibit 2.2(b) attached hereto (the “Family Share Call Option Agreement”), which will regulate the right of Casino to purchase, and cause these members of the AD Group and of the Family to sell, respectively, One Billion and Three Hundred and Ninety-Two Million and Eighty-Seven Thousand and One Hundred and Twenty-Nine (1,392,087,129) and One Billion and Four Hundred and Seven Million and Nine Hundred and Twelve Thousand and Eight Hundred and Seventy-One (1,407,912,871) Common Shares of the CBD, representing, therefore, an aggregate of Two Billion and Eight Hundred Million

(2,800,000,000) Common Shares of the CBD, representing on the Closing Date 2.5 percent of CBD’s total share capital, and

c) The AD Group and Casino, in their capacity as the Controlling Shareholders of the Holding Company, shall enter into a Shareholders’ Agreement, in the form of Exhibit 2.2(c) attached hereto (the “Holding Company Shareholders’ Agreement”), which will supersede and automatically rescind the Original Shareholders’ Agreement, and will govern the relationship of the Parties as owners of the co-Control of the Holding Company and, as a consequence, of the co-Control of CBD, and

d) The AD Group and Casino shall enter with the Holding Company, in their capacity as owners of the majority of the voting capital of CBD, into a shareholders’ agreement, in the form of Exhibit 2.2(d)-1 attached hereto (the “CBD Shareholders’ Agreement”), which will (i) govern their relationship in light of the Holding Company Shareholders’ Agreement, and (ii) together with a certain agreement for the creation of an usufruct of their Common Shares of the CBD on behalf of the Holding Company, in the form of Exhibit 2.2(d) -2 attached hereto (the “Usufruct Agreement”), determine that Casino and the AD Group shall be obliged to vote in strict accordance with instructions given by the Holding Company, and

e) The AD Group and Casino shall cause the CBD to hold a General Meeting (1) to approve the change in the By-Laws of the CBD in order to conform with the terms and conditions of the Holding Company’s Shareholders’ Agreement, in such a way that the By-Laws of the CBD shall be in the form of Exhibit 2.2(e) attached hereto, and (2) to approve the Transfer of certain real estate properties (subject to the applicable legislation and rules of CVM) owned by the CBD and listed in Schedule 2.2(e)(2) attached hereto (the “Subject Real Estate Properties”) and their rental by CBD. Such operation shall not disturb the day-to-day business and the value of CBD and shall be implemented on the Closing Date as a result of the completion of the following acts, namely:

(i) After the approval by the General Meeting of CBD, the AD Group shall cause CBD to form in any manner a Brazilian corporation and one or more Brazilian corporations as subsidiaries of such Brazilian corporation (collectively “RECo”) by capitalizing RECo with the Subject Real Estate Properties, subject to tax neutrality.

(ii) Concurrently with the action described in item (i) above, the AD Group shall cause CBD and RECo to enter into a Master Lease Agreement in the form of Exhibit 2.2(e)(ii) attached hereto, which will govern their relationship as lessor and lessee of the Subject Real Estate Properties (the “Master Lease Agreement”) and will enter into force on the Closing Date, and to enter into a long-term real estate lease agreement for each of the Subject Real Estate Properties, which will contain standard obligations of lessor and standard rights of lessee, in the form of Exhibit 2.2(e)(ii) attached hereto (the “Template Lease Agreement”), and to proceed immediately with its registration, all of it to the reasonable satisfaction of both CBD and Casino and their respective counsels. The Template Lease Agreement shall be for any and all purposes an integral part of the Master Lease Agreement.

(iii) Concurrently with the actions described in items (i) and (ii) above, the AD Group shall cause CBD to enter into an agreement with the AD Group, in the form and manner to be agreed upon by the Parties on or before the Closing Date, wherein the AD Group will become the owner of all of the shares of RECo less one, for an amount equal to the sum of (1) One Billion and Twenty-Nine Million Brazilian Reais (R$ 1,029,000,000.00), to be confirmed by an independent real estate appraiser not to be lower than the fair market value of the Subject Real Estate Properties, and (2) the amount of the real estate transfer tax to be paid by the CBD by virtue of the contribution of the Subject Real Estate Properties to the capital of RECo, all such action subject to the reasonable satisfaction of both CBD and Casino and their respective counsels, and CBD and Casino shall receive any and all evidence of such transaction and corresponding registration, if any. The consideration for the shares of RECo shall be made available to CBD concurrently with the execution of the agreement referred to in this item and the AD Group shall become the owner of all of the shares of RECo less one on the Closing Date. Part of the consideration for the ownership by the AD Group of all RECo shares less one will be delivered to CBD by Casino, for and on behalf of the AD Group, as part of the Purchase Price.

(iv) Concurrently with the actions described in items (i), (ii) and (iii) above, the AD Group shall cause CBD to admit Casino or any of its Affiliates as a shareholder of RECo, by Transferring to Casino one share of the capital stock of RECo at no cost to Casino.

(v) Concurrently with the actions described in items (i), (ii), (iii) and (iv) above, the AD Group shall cause CBD to cause RECo to convert, at no cost, the one share owned by CBD and the one share owned by Casino into “golden shares”, with certain rights aimed at protecting the interests of CBD and of Casino, which rights shall be those contemplated by the by-laws of RECo attached hereto as Exhibit 2.2(e)(v) and to be formally adopted by RECo concurrently with the action described in this item.

(vi) Concurrently with the actions described in items (i), (ii), (iii), (iv) and (v) above, the AD Group, CBD and Casino, in their capacity as the sole shareholders of RECo, shall enter into shareholders’ agreements, in the form of Exhibit 2.2(e)(vi) attached hereto (the “RECo Shareholders’ Agreements”), which terms and conditions will become valid and come into force on the Closing Date.

2.3. Any and all documents and agreements referred to in this Article II and elsewhere in this Agreement aimed at implementing the transactions contemplated by this Agreement on the Closing Date shall be hereinafter referred to as the “Transaction Documents”.

2.4. Action after the Closing Date: Each of the Parties hereby acknowledges and agrees that, as from six (6) months following the Closing Date, the Parties will take all necessary corporate and other actions in order for the CBD to incorporate and amortize, in accordance with Instructions No. 319, of 1999, and 349, of 1999, issued by the CVM, the goodwill generated by the transactions contemplated by this Agreement, as well as the goodwill generated as a result of Casino’s purchases of securities of the CBD prior to the Date of Execution of this Agreement (collectively the “Goodwill”), which Goodwill is estimated to amount to Two Billion and Three

Hundred Million Brazilian Reais (R$ 2,300,000,000.00) . This obligation shall survive the Closing Date.

2.4.1. The Parties agree that the actions referred to in Section 2.4 above shall meet the following conditions:

a) There shall be no negative impact on CBD’s distributable dividends;

b) Goodwill benefits received by the Holding Company shall be distributed exclusively to Casino; provided that the AD Group shall have preference rights or be entitled to use any other adequate mechanism to avoid being diluted both at CBD and Holding Company levels;

c) Up to twenty (20) percent of the face value of the Goodwill benefit shall be retained at the CBD, at the AD Group’s discretion, and

d) The amortization of the Goodwill shall take place in the least possible period of time allowed by applicable legislation, provided that the benefits to be derived from tax credits booked at the CBD on or before the Closing Date shall not be reduced.

Article III – The Main Transaction and Its Consideration

3.1. As a consideration for Casino or one or more of its Affiliates to become the owner of the Subject Holding Company Shares, Casino shall pay and/or deliver or cause one or more of its Affiliates to pay and/or deliver to the AD Group on the Closing Date as the purchase price (the “Purchase Price”):

a) Two Hundred Million U.S. Dollars (US $200,000,000), in the form and manner to be agreed upon on or before the Closing Date, and

b) One Billion Brazilian Reais (R$ 1,000,000,000.00), it being hereby expressly understood and agreed that the above amount will be ultimately delivered by Casino to the CBD, for and on behalf of the AD Group, as part of the price to be paid by the AD Group to the CBD under the terms of the agreement referred to in Section 2.2(e)(iii) hereof, and in the form and manner to be agreed upon on or before the Closing Date, and

c) Twelve Billion and Five Hundred Million (12,500,000,000) shares of CBD’s issued and outstanding Preferred Shares and in the form and manner to be agreed upon on or before the Closing Date.

Article IV – Subsequent Sale by the AD Group of Certain CBD’s Preferred Shares

4.1. The Parties agree that the subsequent sale by the AD Group of the Twelve Billion and Five Hundred Million (12,500,000,000) CBD’s Preferred Shares referred to in Section 3.1(c) hereof shall be made in accordance with the rules provided for in this Article.

4.2. The AD Group agrees to hold at least Eight Billion (8,000,000,000) CBD’s Preferred Shares during the first twenty-one (21) months following Closing Date.

4.3. For the sale by the AD Group of the first Two Billion (2,000,000,000) CBD’s Preferred Shares, the following rules shall apply during the first nine (9) months following Closing Date:

4.3.1. If the sale of the first Two Billion (2,000,000,000) CBD’s Preferred Shares takes place in the first six (6) months following Closing Date:

a) Should the AD Group sell these shares at price lower than Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, Casino hereby agrees to pay or cause its Affiliates to pay to the AD Group the difference between the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares and the Reference Price, this payment being however limited to an amount of Three U.S. Dollars and Fifty Cents of a U.S. Dollar (US $3.50) per thousand Preferred Shares. For the purposes of this Article IV, “Reference Price” means an amount equal to the highest of (i) the price at which the Preferred Shares have been effectively sold, and (ii) the weighted average price per thousand Preferred Shares calculated over a period of six (6) months preceding the sale of the shares, taking into consideration the trading of the American depositary receipts, the ADRs, on the New York Stock Exchange, the Preferred Shares sold by the AD Group being excluded from the calculation of the weighted average.

b) Should the AD Group sell these shares at price higher than Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, the AD Group hereby agrees to pay to Casino the difference between the Reference Price and the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, this payment being however limited to an amount of Eight U.S. Dollars (US $8) per thousand Preferred Shares.

4.3.2. If, at the end of the six-month period following Closing Date, the AD Group has sold none or less than Two Billion Shares (2,000,000,000) CBD’s Preferred Shares, the AD Group will immediately notify Casino with AD Group’s election of the following alternative rules to govern the sale of the shares contemplated by this Section 4.3 or their remainder. Failure by the AD Group to elect one of the alternative rules within the seventh (7th) month following Closing Date, then Alternative A shall automatically apply.

a) Alternative A:

(i) Should the AD Group sell the shares at a price lower than Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, Casino shall not be obliged to pay any amount to AD Group.

(ii) Should the AD Group sell the shares at a price higher than Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, the AD Group agrees to pay to Casino the difference between the Reference Price and the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, this payment being however limited to an amount of Eight U.S. Dollars (US $8) per thousand Preferred Shares.

b) Alternative B:

(i) Should the AD Group sell the shares at a price lower than Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, Casino hereby agrees to pay or cause its Affiliates to pay to the AD Group the difference between the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares and the Reference Price, this payment being however limited to an amount of Three U.S. Dollars and Fifty Cents of a U.S. Dollar (US $3.50) per thousand Preferred Shares.

(ii) Should the AD Group sell the shares at a price higher than Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, the AD Group agrees to pay to Casino the difference between the Reference Price and the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, this payment being however limited to an amount of Eight U.S. Dollars (US $8) per thousand Preferred Shares.

(iii) Should (x) the AD Group not sell all of the shares or their remainder and (y) the average share price weighted by the volumes - taking into consideration the trading of the American depositary receipts, the ADRs, on the New York Stock Exchange over the period beginning at the sixth (6th) month and terminating at the end of the ninth (9th) month following Closing Date - be higher than Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, then the AD Group agrees to pay to Casino on the Preferred Shares not sold by the end of the ninth (9th) month following Closing Date the difference between such average and the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares, this payment being however limited to an amount of Eight U.S. Dollars (US $8) per thousand Preferred Shares.

4.3.3. The computation of the differences shall be made at the end of the ninth (9th) month following Closing Date on a consolidated basis, and payment, if any, by either Casino or its Affiliates or AD Group, as the case may be, shall take place within thirty (30) days thereafter.

4.4. For the sale by the AD Group of up to Two Billion and Five Hundred Million (2,500,000,000) CBD’s Preferred Shares during the first four (4) years following Closing Date, the following rules shall apply:

a) Casino agrees to pay or cause its Affiliates to pay to the AD Group the difference, if positive, between the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares and the Reference Price, this payment being however limited to an amount of Three U.S. Dollars and Fifty Cents of a U.S. Dollar (US $3.50) per thousand Preferred Shares.

b) Casino shall not be obliged to pay the difference specified in item (a) above on each tranche of up to Eight Hundred and Thirty-Three Million, Three Hundred and Thirty-Three Thousand and Three Hundred and Thirty-Three (833,333,333) Preferred Shares - limited to 3 (three) tranches totaling Two Billion and Five Hundred Million (2,500,000,000) Preferred Shares - each time the average price per thousand Preferred Shares exceeds the amount of Twenty-Four U.S. Dollars (US $24) in any consecutive three (3) months in the period starting at the end of the sixth (6th) month following the Closing Date and terminating at the end of fourth (4th) year following Closing Date. Each tranche shall be reduced by the amount of shares effectively sold by the AD Group during the respective three (3) month period.

c) The rules provided for in this Section 4.4, including the obligation to pay the difference referred to in item (a) above, if any, and the exception provided for in item (b) above, shall apply to the first Two Billion and Five Hundred Million (2,500,000,000) CBD’s Preferred Shares sold, if these shares are not sold during the first nine (9) months following Closing Date, in which case the rules provided for in Section 4.3 shall apply.

d) The computation of the difference shall be made at the end of the ninth (9th) month following Closing Date and thereafter at the end of each six-month period on a consolidated basis, and payment by Casino or its Affiliates, if any, shall take place within thirty (30) days following the end of each six-month period.

4.5. For the sale by AD Group of up to Eight Billion (8,000,000,000) CBD’s Preferred Shares during the sixth (6th) and seventh (7th) years following Closing Date, the following rules shall apply:

a) Casino hereby agrees to pay or cause its Affiliates to pay to the AD Group the difference, if positive, between the amount of Twenty-One U.S. Dollars (US $21) per thousand Preferred Shares and the Reference Price, this payment being however limited to an amount of Two U.S. Dollars and Fifty Cents of a U.S. Dollar (US $2.50) per thousand Preferred Shares.

b) Casino shall not be obliged to pay the difference specified in item (a) above on each tranche of One Billion (1,000,000,000) Preferred Shares - limited to 3 (three) tranches totaling Three Billion (3,000,000,000) Preferred Shares- each time the average price per thousand Preferred Shares exceeds the amount of Twenty-Four U.S. Dollars (US $24) in any consecutive three (3) months in the period starting at the end of the twenty-first (21st) month following Closing Date and terminating at the end of the seventh (7th) year following Closing Date, it being expressly agreed that, up to the end of the fourth (4th) year following Closing Date, this rule will only apply after the three (3) tranches specified in Section 4.4(b) have been consumed. Each tranche shall be reduced by the amount of the Preferred Shares effectively sold by the AD Group during the respective three (3) month period.

c) The quantity of CBD’s Preferred Shares to which the rules provided for in this Section 4.5. shall apply shall be equal to Eight Billion (8,000,000,000) Preferred Shares less any shares subject to Section 4.5(b) and less the quantity of all CBD’s Preferred Shares previously sold by and for the AD Group in the period beginning with the twenty-first (21st) month following Closing Date, except that there shall not be deducted (i) the Preferred Shares covered by Section 4.4 above that have not been sold during the first twenty-one (21) months following Closing Date and (ii) the Preferred Shares sold during the fifth (5th) year after Closing Date at a price of less than Eighteen U.S. Dollars and fifty cents of an U.S. Dollar (US$ 18.5) .

d) The computation of the difference, if any, shall be made on each six-month period starting as of Closing Date on a consolidated basis, and payment by Casino or its Affiliates shall take place within thirty (30) days following the end of each six-month period.

4.6. For the sake of clarification, the sale procedures set forth in Sections 4.4 and 4.5 above do not contemplate any action or restriction on the sale during the fifth (5th) year following Closing Date of any Preferred Shares owned by the AD Group.

4.7. All the sales specified in this Article shall be made through brokers selected from a five-name list presented by the AD Group, provided that Casino may veto up to two (2) names and provided further that all of the candidates have a recognized national reputation, with no liability being imposed upon Casino regarding any default or failure to perform by the brokers.

4.8. Only sales of Preferred Shares of CBD owned by the AD Group at a price equal to or higher than ninety-five (95) percent of the then price of the CBD’s Preferred Shares shall be computed for purposes of calculating the difference in accordance with the provisions of Sections 4.3, 4.4 or 4.5 above, except in the cases provided for in Sections 4.3.1(b) and 4.3.2(a)(ii) and 4.3.2(b)(ii) above.

4.9. All payments by Casino to the AD Group shall be made in Brazilian Reais and in Brazil, at the Conversion Rate prevailing on the date on which each computation of the difference is made. All payments by the AD Group to Casino shall be made in U.S. Dollars under the applicable legislation.

Article V – Conditions Precedent to Closing

5.1. The obligation of Casino to perform the actions specified in Article II hereof, to enter into the Transaction Documents and to pay the Purchase Price is subject to the satisfaction of the following conditions precedent, provided, however, that these conditions precedent are for the sole benefit of Casino and may be waived in writing individually or in the aggregate by Casino:

a) Representations and Warranties True: The representations and warranties of the AD Group contained in this Agreement and regarding Peninsula or CBD shall be true and correct in all material respects (except in the case of representations and warranties qualified by materiality in any manner, which shall be true and correct in all respects) as of the date hereof and at the Closing Date.

b) No Material Adverse Change: There shall not have occurred any of the following events that shall be considered as and hereinafter collectively referred to as “Material Adverse Change”:

i) The net sales, in real terms (IPCA adjusted), of the same stores of CBD fall by more than twelve (12) percent during two (2) consecutive months, compared to the same months of the preceding calendar year pursuant to Schedule 5.1(b)(i) ; or

ii) The EBITDA margin, in percentage terms, decreases by more than two hundred (200) basis points during the first quarter of fiscal year 2005 as compared to the same quarter of fiscal year 2004 pursuant to Schedule 5.1(b)(ii); or

iii) The Net Financial Debt exceeds at any time the Net Financial Debt announced as at September 30, 2004 (pursuant to Schedule 5.1(b)(iii)) by more than fifteen (15) percent; or

iv) The market price per thousand Preferred Shares of CBD falls below the amount of Thirty-Six Brazilian Reais (R$ 36.00) prevailing on a ten (10) consecutive Business Days moving average; or

v) The Conversion Rate, prevailing on a moving average basis for ten (10) consecutive Business Days in the city of São Paulo, State of São Paulo, Brazil, is higher than an amount of Three Reais and Fifty Cents of a Real (R$ 3.50); or

vi) Any material change in the Brazilian regulation relating to food retail business or to the foreign exchange control, or any change in law or in the application or interpretation thereof, which could reasonably be expected to have a Material Adverse Effect on Casino’s ability to consummate any or all of the transactions contemplated by this Agreement or by the Transaction Documents or on the economic value of the investment to be made by Casino as part of Casino’s obligations under this Agreement; or

vii) The voting share price of Casino falls below an amount being the lower of either (i) eighty (80) percent of the voting share price as at the Date of Execution of this Agreement, or (ii) Euro 47.5 on a ten (10) consecutive Business Days moving average.

c) Ability of the AD Group and of CBD: There shall not have been any event resulting in a Material Adverse Effect on the ability of the AD Group or of CBD to carry out the transactions contemplated by this Agreement.

d) Performance by the AD Group or by CBD: Each of the covenants set forth in Article VII hereof and other actions and obligations of the AD Group or of CBD to be performed by any of them on or before the Closing Date pursuant to the terms of this Agreement, including, without limitation, the holding of a General Meeting of CBD for the approval of the operation referred to in Section 2.2(e) hereof, shall have been duly performed and complied with in all respects.

e) Corporate Authorizations: All corporate action required to be previously taken by or on the part of the AD Group or of CBD to authorize the execution, delivery and performance of this Agreement and the Transaction Documents shall have been duly and validly taken.

f) Authorization and Performance by the Family: At the Closing Date: (i) AD Group shall have obtained the Family’s approval of all transactions contemplated by this Agreement, through the execution and delivery of a certain Acknowledgement and Consent in the form set out in Exhibit 5.1(f) attached hereto (“Acknowledgement and Consent”), and (ii) the Family shall have fully performed the actions provided for in this Agreement. The approval of the operation by the Family or the complete fulfillment of its obligation shall be made irrevocable and unconditional and not subject to any kind of actions or proceedings of whatsoever nature against the CBD, AD Group and/or Casino.

g) No Other Common Shares of the CBD owned by Third Parties: At the Closing Date there shall be no Common Shares of the CBD owned by Persons other than the Holding Company, Casino and those subject to the Family Share Call Option Agreement, except for those Thirty Million, Three Hundred and Thirty-Six Thousand, Two Hundred and Forty-Nine (30,336,249) Common Shares held by Third Parties on the Date of Execution of this Agreement.

h) Goodwill: At the Closing Date the CBD shall have provided a detailed schedule of goodwill and other tax-related amortizations based on the CBD’s most recent annual operating plan and on its financial projections for the subsequent years so that Casino can assess its best estimate of the Goodwill amortization timing and consequently the present value of the Goodwill benefit.

i) Full Disclosure of the Transaction: CBD shall have made the disclosure to CVM, to the New York Stock Exchange, to the United States Securities and Exchange Commission (SEC), to the Luxembourg Stock Exchange and to the public in general of all the material details of the transactions contemplated by this Agreement and by the Transaction Documents in accordance with the applicable legislation.

j) CADE Filing: The filing for approval of the CADE shall have been reviewed and approved by the AD Group and Casino, shall have been timely made by CBD and shall have included all documents required pursuant to CADE regulations and politics and the applicable legislation, except as a result of the failure of Casino to provide the required documentation relating to Casino, and there shall have been no stand still or similar order or an injunction by the CADE or by any other antitrust agency interrupting or suspending the implementation of the Main Transaction and the execution of the Transaction Documents.

k) Other Consents, Approvals and Registrations: All other consents, approvals and authorizations from, and registration with, all Governmental Authorities or other Persons required for the consummation of the transactions contemplated by this Agreement shall have been issued and made, as the case may be, including without limitation any communications to the New York Stock Exchange and the indication by the Central Bank of Brazil of its willingness to allow the registration as foreign equity investment of the Purchase Price.

l) Absence of Objection by Minority Shareholders or Family: There shall have been no court or administrative order or injunction secured by any minority shareholder of CBD or the Family, or any member of the AD Group, that may (1) jeopardize totally or partially the rights and obligations of one of the Parties contemplated by this Agreement and by the Transaction Documents, or (2) adversely affect the economics of the transactions contemplated by this Agreement, whether by increasing the Purchase Price or by increasing the cost of the transaction for one of the Parties, or (3) may modify the terms and conditions of this Agreement and of the Transaction Documents.

m) Absence of Legal and Other Restrictions: No judgment, court order, arbitration award or similar order prohibiting the transactions contemplated by this Agreement shall have been entered by a Governmental Authority and which remains in effect, and no action shall have been instituted by any Governmental Authority challenging the transactions contemplated by this Agreement.

n) Legal Opinion by Brazilian Counsel to the AD Group: A legal opinion by Brazilian counsel to the AD Group in the form set out in Exhibit 5.1(m) attached hereto shall have been furnished to Casino.

o) Legal Opinion by Brazilian Counsel to CBD: A legal opinion by Brazilian counsel to CBD in the form set out in Exhibit 5.1(n) attached hereto shall have been furnished to Casino.

p) Legal Opinion by U.S. Counsel to the CBD: A legal opinion by U.S. counsel to CBD that the transactions contemplated by this Agreement do not violate any U.S. laws and regulation as regards the five (5) points identified in the form attached hereto as Exhibit 5.1(p).

q) Disclosure to U.S. Authority: The contents of CBD’s annual report on the Form 20-F related to the transactions contemplated by this Agreement, which must be filed on or before June 30th, 2005, shall be reasonably satisfactory to Casino and its counsel.

r) Certificates and Other Documents: The AD Group and CBD shall have furnished Casino with such certificates of its officers and such other documents as Casino may have reasonably requested on or before the Closing Date to evidence or certify compliance with the conditions set forth in this Section 5.1. The form and substance of all such certificates and other documents shall be reasonably satisfactory in all respects to Casino and its counsel.

5.2. The obligation of the AD Group to perform the actions specified in Article II hereof, to enter into the Transaction Documents and to receive the Purchase Price is subject to the satisfaction of the following conditions precedent, provided, however, that these conditions precedent are for the sole benefit of the AD Group and may be waived in writing individually or in the aggregate by the AD Group:

a) Representations and Warranties True: The representations and warranties of Casino shall be true and correct in all material respects (except in the case of representations and warranties qualified by materiality in any manner, which shall be true and correct in all respects) as of the date hereof and at the Closing Date.

b) Performance by Casino: Each of the obligations of Casino to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all respects.

c) Corporate Authorizations: All corporate action required to be previously taken by or on the part of Casino to authorize the execution, delivery and performance of this Agreement and the Transaction Documents shall have been duly and validly taken.

d) Other Consents, Approvals and Registrations: All other consents, approvals and authorizations from, and registration with, any Governmental Authority or other Persons required for the consummation of the obligations of Casino contemplated by this Agreement shall have been issued and made, as the case may be.

e) Absence of Legal and Other Restrictions: No judgment, court order, arbitration award or similar order prohibiting the transactions contemplated by this Agreement shall have been entered by a Governmental Authority and which remains in effect, and no action shall have been instituted by any Governmental Authority or other Person challenging the transactions contemplated by this Agreement.

f) Certificates and Other Documents: Casino shall have furnished the AD Group with such certificates of its officers and such other documents as the AD Group may have reasonably requested on or before the Closing Date to evidence or certify compliance with the conditions set forth in this Section 5.2. The form and substance of all such certificates and other documents shall be reasonably satisfactory in all respects to the AD Group and their counsel.

Article VI - Closing

6.1. The completion of the actions contemplated in Article II hereof, the execution and delivery of the Transaction Documents and the payment and receipt of the Purchase Price (the “Closing”) shall take place on a date which is ten (10) calendar days after the last of the conditions precedent specified in Article V hereof is deemed met by the Party that is the beneficiary thereof (the “Closing Date”).

6.1.1 On the Closing Date at least the following actions shall take place:

a) the completion of the acts specified in Section 2.1 hereof;

b) the execution and delivery of the Conditional Put Option Agreement;

c) the execution and delivery to Casino of the Family Share Call Option Agreement;

d) the execution and delivery of the Holding Company Shareholders’ Agreement;

e) the execution and delivery of the CBD Shareholders’ Agreement and of the Usufruct Agreement;

f) the holding of the General Meeting of CBD referred to in Section 2.2(e) hereof, the execution and delivery of the agreement referred to in Section 2.2(e)(iii) hereof, the delivery to CBD for and on behalf of the AD Group of the consideration for the ownership by the AD Group of all of the shares of RECo less one, the creation of the “golden shares” referred to in Section 2.2(e)(v) hereof on behalf of CBD and Casino, and the execution and delivery of the RECo Shareholders’ Agreements and of the Master Lease Agreement;

g) the execution and delivery to Casino of the Acknowledgement and Consent;

h) the delivery of the Purchase Price;

i) the execution and delivery by the Parties of a closing document evidencing or certifying compliance by the Parties with the conditions set forth in Sections 5.1 and 5.2 hereof.

6.2. The Closing shall take place in the city of São Paulo, State of São Paulo, Federative Republic of Brazil.

Article VII - Covenants

7.1. From the Date of Execution of this Agreement and until the Closing Date, the AD Group shall cause CBD to carry on its business only in the Ordinary Course of Business and in a manner consistent with past practice in order to protect the value of CBD and its Controlled Companies. Without limitation to the foregoing, from the Date of Execution of this Agreement and until the Closing Date:

a) the AD Group shall cause CBD and any of its Controlled Companies not to (i) enter into any material agreement, commitment or instrument, except in the Ordinary Course of Business in conformity with past practice, or enter into any agreement, commitment or instrument that, pursuant to its terms, will require the consent of any party thereto to the transactions contemplated by this Agreement and by the Transaction Documents or will allow its termination or acceleration by any party thereto as a result of the transactions contemplated by this Agreement and by the Transaction Documents, or (ii) agree to terminate, amend or waive any provision of any existing material agreement, commitment or instrument;

b) the AD Group shall cause CBD and its Controlled Companies to make their best efforts to preserve their business organization intact, to make their best efforts to keep available the services of their officers and current key employees, and to make their best efforts to preserve their properties and the goodwill of their suppliers, customers and other Persons with whom business relationship exists;

c) the AD Group shall cause CBD and its Controlled Companies not to take or not to agree to take any action, in the conduct of the business of CBD or of any of its Controlled Companies that would cause any representation or warranty contained herein to be or to become untrue, provided that the foregoing shall not prohibit or limit CBD and its Controlled Companies from operating their business in the Ordinary Course of Business and in a manner consistent with past practice, and

d) the AD Group shall cause CBD and its Controlled Companies not to issue any Common Shares and/or Preferred Shares and/or Convertible Securities.

7.2. From the Date of Execution of this Agreement and until the Closing Date none of the Parties shall directly or indirectly solicit or engage in any inquiries, discussions or proposals, or enter into any agreement or understanding providing for any acquisition of Common Shares and/or Preferred Shares and/or Convertible Securities issued by CBD or any acquisition or sale of assets or business of CBD or of its Controlled Companies other than as expressly contemplated by this Agreement.

7.3. The Parties agree not to purchase nor to sell any Common Shares and/or Preferred Shares and/or Convertible Securities issued by CBD from the Date of Execution of this Agreement and until the Closing Date, except as otherwise provided herein and for transactions between AD and the other members of the AD Group or the Family.

7.4. The AD Group undertakes to keep free and clear of any Lien and not to Transfer in any manner whatsoever any of the CBD’s Common Shares and/or Preferred Shares that are the subject of the transactions contemplated by this Agreement and by the Transaction Documents, until the full exercise by Casino of its rights contemplated hereby and by the Transaction Documents or until the expiration of Casino’s rights under the Transaction Documents.

7.5. The AD Group shall make its best efforts to provide and cause CBD to make its best efforts to provide such assistance to Casino as Casino may reasonably request in connection with obtaining any necessary consents from, or making any necessary filings with, any Governmental Authority.

7.6. The AD Group shall deliver and cause CBD to deliver promptly to Casino any material information that the AD Group or CBD becomes aware of that is necessary to supplement the representations and warranties contained in this Agreement, including the exhibits attached hereto, or information delivered by CBD or by the AD Group pursuant to any of the covenants contained in this Agreement in order that such information shall remain complete and accurate in all material respects. The delivery of such supplemental information shall not be deemed to cure in any manner any breach of any representations and warranties made in this Agreement and shall not constitute in any manner a waiver by Casino of any of the conditions precedent to the Closing or otherwise affect the rights of Casino under this Agreement.

Article VIII – Representations and Warranties of the AD Group

8.1. In order to induce Casino to enter into the Agreement, and each one of the Transaction Documents to which it is or shall be a party, and to consummate the investment hereby and thereby contemplated, the AD Group hereby represents and warrants to Casino, jointly and severally, on and as of the Date of Execution of this Agreement, as follows:

8.1.1. Representations and Warranties regarding the Capitalization of Holding Company

Between the Date of Execution of this Agreement and the Closing Date, the members of the AD Group shall capitalize the Holding Company with Thirty Billion and Five Hundred Million (30,500,000,000) Common Shares of CBD. At the Closing Date (i) these shares shall be free and clear of any Lien and not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understandings restricting or otherwise relating to the voting, dividend rights or disposition of such shares, (ii) such shares or any operation related thereto are not, to the best of AD Group’s knowledge, subject to any claim or any procedure of any nature whatsoever and (iii) the Holding Company shall become the beneficial and legal holder of, valid and indefeasible title to these shares.

8.1.2. Representations and Warranties regarding Holding Company

8.1.2.1. Organization; Qualification

The Holding Company is a legal entity, duly organized and validly existing under the laws of Brazil, and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its operations as presently conducted.

8.1.2.2. Authority; No Conflicts

The execution and delivery of this Agreement and of the Transaction Documents by the Holding Company, the CBD and the AD Group shall not:

(i) conflict with or result in any breach of any provision of the By-laws, articles of incorporation and shareholders agreement (hereinafter, the "Governing Documents") of the Holding Company; and

(ii) require the Holding Company to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than those to be obtained pursuant to Article V of this Agreement; and

(iii) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Holding Company or any of its assets.

8.1.2.3. Capital Stock

(i) As of the Date of Execution of this Agreement the registered capital of the Holding Company is Three Hundred Brazilian Reais (R$ 300,00), represented by One Hundred (100) Common Shares and Two Hundred (200) Preferred Shares duly paid in.

(ii) The AD Group has good and valid title to the Subject Holding Company Shares to be Transferred to Casino in accordance with Section 2.1. (e) of this Agreement, free and clear of any Lien. In addition, other than pursuant to this Agreement and the Transaction Documents, no share of the capital stock of Holding Company is or may become subject to any Lien or voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understandings restricting or otherwise relating to the voting, dividend rights or disposition of such shares.

(iii) Upon the Transfer to Casino of the Subject Holding Company Shares, Casino shall acquire the beneficial and legal, valid and indefeasible title to the Subject Holding Company Shares free and clear of all Liens.

8.1.2.4. Financial Statements

The Holding Company financial statements for the fiscal year ended December 31, 2004 have been prepared in accordance with Brazilian GAAP and are true and accurate.

8.1.2.5. Corporate Books

(i) The minute books of the Holding Company that are required under the Brazilian legislation are kept in accordance with Brazilian law and contain the records of all the meetings held. All such books and records are in the possession of the Holding Company.

(ii) All returns, resolutions and other documents that the Holding Company is required by law to file with or deliver to the registry of companies have been correctly made up and duly filed or delivered.

8.1.2.6. Consents and Approvals. No Violation

The execution and delivery of this Agreement will not result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which the Holding Company is a party or by which its assets may be bound.

8.1.3. Representations and Warranties regarding Peninsula

8.1.3.1. Organization; Qualification

Peninsula is a legal entity, duly organized and validly existing under the laws of Brazil, and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its operations as presently conducted.

8.1.3.2. Authority; No Conflicts

The execution and delivery of this Agreement and the Transaction Documents does not:

(i) conflict with or result in any breach of any provision of the Governing Documents of Peninsula; and

(ii) require Peninsula to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than those to be obtained pursuant to Article V of this Agreement; and

(iii) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to Peninsula or any of its respective assets.

8.1.3.3. Consents and Approvals. No Violation

The execution and delivery of this Agreement and the Transaction Documents does not:

(i) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which Peninsula is a party or by which Peninsula or its assets may be bound; and

(ii) except for the filings referred to in Article V of this Agreement, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Peninsula of the transactions contemplated hereby; and

(iii) trigger any change in control of the CBD and Holding Company in the meaning of stock exchange laws and regulations as applicable to the CBD in any jurisdiction.

8.1.4. Representations and Warranties regarding the CBD and its Controlled Companies

8.1.4.1. Organization; Qualification

The CBD and each of its Controlled Companies are legal entities, duly organized and validly existing under the laws of Brazil, and have the requisite corporate power and authority to own, lease or otherwise hold their properties and assets and to carry on their operations as presently conducted. The CBD and the AD Group have provided Casino with the current articles of association and by-laws of the CBD and of each of its Controlled Companies.

8.1.4.2. Authority; No Conflicts; No Defaults

The execution and delivery of this Agreement and the Transaction Documents by the Holding Company, the CBD and by the AD Group shall not:

(i) conflict with or result in any breach of any provision of the Governing Documents of the CBD and of its Controlled Companies; and

(ii) require the CBD and any of its Controlled Companies and the AD Group to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for such consents, approvals, authorizations, permits, filings or notifications as provided by Article V of this Agreement.

(iii) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to the CBD, its Controlled Companies or any of their respective assets.

8.1.4.3. Financial Statements

The CBD’s unaudited financial statements as of September 30, 2004 (the “September 30, 2004 Financial Statements”) and the audited financial statements for the fiscal year ended December 31, 2004 and the provisions made according to the September 30, 2004 Financial Statements have been prepared in accordance with Brazilian GAAP and are true and accurate, and fairly present on a consolidated basis the financial condition of the CBD and of its Controlled Companies at the respective dates thereof and the results of their operations for the respective periods then ended.

8.1.4.4. Corporate Books

(i) The minute books of the CBD and of its Controlled Companies that are required under the Brazilian legislation are kept in accordance with Brazilian law and contain the records of all the meetings held. All such books and records are in the possession of the CBD and of its Controlled Companies.

(ii) All returns, resolutions and other documents that the CBD and its Controlled Companies are required by law to file with or deliver to the registry of companies have been correctly made up and duly filed or delivered.

8.1.4.5. Title to Assets

(i) Each of the CBD and its Controlled Companies owns with good and valid title, has a valid leasehold interest in, or has a valid license to use and enjoy, all material assets and rights, whether tangible or intangible, used in the conduct of its business as presently conducted;

(ii) All such material assets, properties and rights are sufficient to conduct their business as presently conducted; and,

(iii) The consummation of the transactions provided herein and in the Transaction Documents shall not impair the ability of the CBD and of its Controlled Companies to continue to use any and all such material assets, properties and rights to conduct their business as presently conducted. Even with the Transfer of the Subject Real Estate Properties pursuant to Section 2.2(e) of this Agreement, the CBD and its Controlled Companies shall be in a condition to use them and to conduct their business as presently conducted.

8.1.4.6. Material Contracts and Arrangements

(i) Each of the material contracts, agreements, commitments, understandings or instruments to which the CBD or any of its Controlled Companies is a party is valid and binding (in each case except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors’ rights generally or general principles of equity) in accordance with its terms, and except for those which might have been terminated before the date hereof, is in full force and effect.

(ii) All material obligations arising from the lease agreements entered into by the CBD or any of its Controlled Companies as a lessee for any of the branches, stores, warehouses or any other facility operated by either the CBD or any of its Controlled Companies are being duly fulfilled.

8.1.4.7. Licenses; Permits

The CBD and its Controlled Companies hold all material licenses, permits and other outstanding governmental authorizations, consents and approvals required for their Ordinary Course of Business.

8.1.4.8. Employee Benefits

Neither the CBD nor its Controlled Companies have made or permitted to be made any material change in the (i) compensation, employment or collective bargaining agreement, or stock option, stock option plan, stock purchase, life, health, accident or other similar employee insurance, bonus, deferred or incentive compensation, severance, pension, profit sharing, stock bonus, retirement, or other employee benefit plan, covering employees or former employees of the CBD or any of its Controlled Companies, as applicable; or (ii) employee benefit plan to which the CBD or any of its Controlled Companies, as applicable, has contributed or currently contributes, or under which any employees or former employees of the CBD or its Controlled Companies are or were covered, in either case other than in the Ordinary Course of Business of the CBD or its Controlled Companies since September 30, 2004.

8.1.4.9. Labor Matters

No strike or other labor dispute involving the CBD and its Controlled Companies and any labor union is pending or, to the knowledge of the AD Group, threatened against the CBD or any of its Controlled Companies.

8.1.4.10. Intellectual Property

(i) CBD and its Controlled Companies own or have a license to use all patents, trademarks, trade names, service marks, copyrights and applications that are material to the conduct of their respective businesses.

(ii) The execution, delivery and performance of this Agreement and the Transaction Documents will not affect the rights of the CBD and of its Controlled Companies to use and enjoy the intellectual rights owned by or licensed to the CBD and to its Controlled Companies.

8.1.4.11. Environmental Matters

The CBD and its Controlled Companies have complied with, and are currently complying with all environmental protection rules, ordinances, normative rulings, laws, regulations and requirements issued by the appropriate Federal, State or local agencies in all material respects, and have obtained all material authorizations, licenses, approvals, certificates, permits at all municipal, state and federal government levels required in their Ordinary Course of Business. The AD Group has no knowledge of any suits, claims, actions, proceedings or investigations pending or, to its knowledge, threatened against the CBD or its

Controlled Companies, due to the violation or contravention of an environmental law, regulation, rule, ordinance, ruling or matter that would materially affect the ability of the Company or its Controlled Companies to conduct their businesses as currently conducted.

8.1.4.12. Tax Matters

The CBD and its Controlled Companies have filed or caused to be filed in a timely manner (within any applicable extension periods) all returns required to be filed. Each such return is true, complete, accurate and correct in all material respects. Such returns have been established in accordance with applicable laws and regulations.

8.1.4.13. Insurance Policies

All insurance policies of the CBD and its Controlled Companies that are material for the conduct of their businesses are currently in effect. All mandatory insurance policies have been hired and are in place and in full effect. In case of lack of the required insurance policies, or in case any of the existing insurance policies are not currently in effect, the AD Group agrees to endeavor its best efforts to cause the CBD and its Controlled Companies, as applicable, to obtain adequate coverage. The CBD and its Controlled Companies have complied with all obligations arising from the insurance policies in order to obtain from the insurance company or companies full coverage from the risk covered, as provided on each of the insurance policies.

8.1.4.14. Ordinary Conduct of Business

Since September 30, 2004, the CBD and its Controlled Companies (i) have been operated only in the Ordinary Course of Business, and (ii) have not entered into any transaction or incurred in any liability or obligation other than in their Ordinary Course of Business.

8.1.4.15. Litigation

Except as listed in Schedule 8.1.4.15 to this Agreement, there are no proceedings pending with the CADE involving the CBD or any of its Controlled Companies.

8.1.4.16. Compliance with Applicable Laws

The CBD and its Controlled Companies are in compliance with all applicable laws and regulations in every jurisdiction in all material respects, in particular but not limited to the transactions referred to in Section 2.2(e) of this Agreement.

8.1.4.17. Financing

(i) No event of default has occurred with respect to any financial agreement in effect as of this date to which the CBD or any of its Controlled Companies are a party.

(ii) Except for the prepayment of debentures issued by CBD’s Controlled Company, Sendas Distribuidora S.A., which were held by the “Banco Nacional de Desenvolvimento Econômico e Social – BNDES”, which prepayment was made after September 30, 2004 and prior to the Date of Execution of this Agreement, the CBD and its Controlled Companies have not since September 30, 2004 repaid or become liable to repay any loan or indebtedness in advance of their stated maturity and have not received formal or informal notice from any lenders of money to them, requiring repayment or intimating the enforcement of any security the lender may hold over any of their assets; and there are no circumstances likely to give rise to any such notice.

(iii) Taking into account existing bank and other credit facilities, the CBD and each of its Controlled Companies have sufficient working capital for the purposes of executing, carrying out and fulfilling, in accordance with their terms, all orders, projects and contractual obligations which are binding upon it and remain outstanding.

(iv) Except for those listed in Schedule 8.1.4.17(iv) attached to this Agreement, none of the loan agreements entered into by either the CBD or any of its Controlled Companies provides that either a change in the shareholding, Board of Directors composition or management of the CBD or any of its Controlled Companies will constitute an event of acceleration of the loan agreement or give option to the lender to accelerate the loan at will, and, further, the execution by Casino of this Agreement and the Transaction Documents shall not violate any agreement to which the CBD or any of its Controlled Companies is a party and/or shall not trigger an event of default thereunder and/or shall not allow one of the parties to any such agreement to change its terms and conditions and/or shall not cause the CBD or any of its Controlled Companies to pay a penalty or a supplementary charge.

8.1.4.18. Suppliers

Since September 30, 2004 the CBD and its Controlled Companies have not entered into or made any contract or commitment for the purchase of merchandise other than in their Ordinary Course of Business consistent with past practice.

8.1.4.19. Hypermarket and Supermarket Infrastructures and Lease Agreements

(i) All equipment used in connection with hypermarkets and supermarkets infrastructures, machinery, vehicles and business of the CBD and of its Controlled Companies (i) are in good and safe state of repair and satisfactory working order (subject to normal wear and tear) and have been regularly and properly maintained, and (ii) are in their possession and control, and their absolute property, and (iii) have the necessary conditions (subject to normal wear and tear) for doing the work for which they were destined or purchased and will remain with such conditions throughout the respective periods of time during which they are each written down to a nil value in the accounts of the CBD and of its Controlled Companies in accordance with Brazilian GAAP consistently applied prior to the Date of Execution of this Agreement.

(ii) Maintenance contracts are in full force and effect in respect of all assets of the CBD and of its Controlled Companies which are normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the CBD and its Controlled Companies are obliged to maintain or repair under any leasing or similar agreement; and all those assets have been regularly maintained in a good technical standard and in accordance with safety regulations usually observed in relation to assets of that description and in accordance with the terms and conditions of any applicable leasing or similar agreement.

8.1.4.20. Co-Control

There is no limitation or prohibition for Casino to continue to exercise the co-Control of the CBD according to the Brazilian legislation and/or regulations currently in effect. If any such limitation or prohibition could be put into practice (including any future limitation not allowing Casino to become the sole controlling shareholder of the CBD), the AD Group shall immediately inform Casino of such legislation or regulation and/or corresponding bill, and shall endeavor its best efforts to assist Casino to find an acceptable solution in accordance with the purpose of this Agreement and of the Transaction Documents.

Article IX - Representations and Warranties of Casino

9.1. In order to induce the AD Group to enter into this Agreement and each of Transaction Documents and to consummate the transactions contemplated by this Agreement and by the Transaction Documents, Casino hereby represents and warrants to the AD Group, on and as of the Date of Execution of this Agreement, as follows:

9.1.1. Organization

Casino is a corporation duly organized, validly existing and in good standing under the laws of the French Republic and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

9.1.2. Authority as to this Agreement

Casino has full power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the referred documents and the consummation of the transactions hereby and thereby contemplated have been duly and validly authorized and no other corporate proceedings or approvals are necessary for their authorization or their consummation. This Agreement has been duly and validly executed and delivered by Casino, and assuming that this Agreement constitutes a valid and binding agreement of the AD Group, constitutes a valid and binding agreement of Casino, enforceable against Casino in accordance with its terms.

9.1.3. Consents and Approvals; No Violation

The execution and delivery of this Agreement by Casino shall not:

(i) conflict with or result in any breach of any provision of its respective governing documents; and

(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which Casino is a party or by which its assets may be bound; and

(iii) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to Casino.

Article X - Indemnification

10.1. Subject to the provisions of Article XI of this Agreement, the AD Group shall, as from the Closing Date, indemnify and hold harmless Casino from:

(i) any loss, liability, damage or expense that Casino may directly or indirectly suffer, bear or become subject to as a result of, or relating to, any claim by any Third Party against Casino, or any damage suffered by Casino, due to any breach by the AD Group of any representation and warranty included in Sections 8.1.1, 8.1.2 and 8.1.3 of this Agreement (collectively, “Losses”), and

(ii) any loss, liability, damage or expense that Casino may directly suffer, bear or become subject to as a result of, or relating to, any claim by any Third Party against Casino, or any damage suffered by Casino, due to any breach by the AD Group of any representation and warranty included in Section 8.1.4 of this Agreement (collectively, “Damages”), and

(iii) any breach by the AD Group of any representation and warranty included in Section 8.1.4 of this Agreement and any and all debts and liabilities of any kind, including but not limited to those related to judicial or administrative procedures, including any and all litigation, that the CBD or its Controlled Companies may suffer, bear or become subject to as a result of, or relating to, any act or omission, fact, event or circumstance related to the CBD and/or its Controlled Companies occurred on or prior to the Closing Date, whether or not known by the AD Group, the CBD or any of its Controlled Companies and whether or not disclosed to Casino prior to the Closing Date, provided that each one of them is not contemplated in the September 30, 2004 Financial Statements as debt or liability (collectively, “Liabilities”). For the avoidance of any doubt, the provisions contemplated in the September 30, 2004 Financial Statements shall not in any circumstances be deemed debt or liability.

10.2. (a) The indemnification obligation of the AD Group for Losses shall be an amount equal to one hundred (100) percent of the Losses and shall bear no amount nor time limitation whatsoever and shall be calculated on a yearly basis within thirty (30) calendar days after the holding of each General Meeting of the CBD that reviews the annual financial statements of the CBD, and shall be paid to Casino in Brazil or outside of Brazil following applicable legislation and in accordance with the provisions of Section 10.4.1 of this Agreement. This indemnification shall not be subject to the limitations set forth in Section 10.3.

(b) The indemnification obligation of the AD Group for Damages shall be an amount equal to one hundred (100) percent of the Damages and shall bear no time limitation whatsoever and shall be calculated on a yearly basis within thirty (30) calendar days after the holding of each General Meeting of the CBD that reviews the annual financial statements of the CBD, and shall be paid to Casino in Brazil or outside of Brazil following applicable legislation and in accordance with the provisions of Section 10.4.1 of this Agreement. This indemnification shall not be subject to the limitations set forth in Section 10.3. The amount to be paid by the AD Group to Casino shall then be an amount equal to one hundred (100) percent of the Damages, with a deductible of One Hundred Fifty Million Reais (R$ 150,000,000.00) and a maximum amount of One Hundred and Thirty Million Reais (R$ 130,000,000.00); provided that if the referred maximum amount is total or partially consumed by AD Group under the terms of this Section 10.2(b), then such consumed amount shall be deducted from the Maximum Amount for Indemnification by the AD Group referred to in Section 10.3.4 hereinbelow.

10.3. The calculation of the indemnification obligation of the AD Group for Liabilities shall have the following rules:

10.3.1. Any Liabilities shall first of all be set off one-to-one against any and all amounts of any awards, indemnification, reimbursement or other form of benefit that the CBD and/or its Controlled Companies will receive in cash or cash-equivalent derived from the use of tax or other credits after the Closing Date in connection with any judicial or administrative litigation resulting from any act, fact, event or circumstance occurred on or prior to the Closing Date, provided that each one of them is not contemplated in the September 30, 2004 Financial Statements as asset or credit. This resulting amount shall be hereinafter called the “Liabilities after Credit Set-Off”.

10.3.2. The Liabilities after Credit Set-Off shall then be compared to the agreed upon exempted amounts, which, for Tax Liabilities, is Seven Hundred Million Brazilian Reais (R$ 700,000,000.00) and, for other Liabilities, is Two Hundred and Fifty Million Brazilian Reais (R$ 250,000,000.00) (individually, the “Exempted Amount”, and collectively, the “Exempted Amounts”). If and when the Liabilities after Credit Set-Off exceed, in the aggregate, the respective Exempted Amount, the net result shall become the “Net Liabilities”. Notwithstanding the foregoing, the AD Group is entitled at any time to add to the Exempted Amount for Tax Liabilities an amount of up to Two Hundred Million Brazilian Reais (R$ 200,000,000.00) from the Exempted Amount related for the other Liabilities, therefore, and automatically, decreasing one-to-one the amount of the Exempted Amount for the other Liabilities. No amount from the Exempted Amount for Tax Liabilities may be added to the Exempted Amount for the other Liabilities.

10.3.3. The amount to be paid by the AD Group to Casino shall then be an amount equal to eighteen (18) percent of the Net Liabilities (the “Apportioned Liabilities”).

10.3.4. The Apportioned Liabilities shall be limited to a total amount of One Hundred and Thirty Million Brazilian Reais (R$ 130,000,000.00) (the “Maximum Amount for Indemnification by the AD Group”); and should the Maximum Amount for Indemnification by the AD Group be total or partially consumed by AD Group under the terms of this Section 10.3.4, then such consumed amount shall be deducted from the maximum amount referred to in Section 10.2. (b) hereinabove.

10.3.5. The indemnification obligation of the AD Group for Liabilities shall be calculated on a yearly basis within thirty (30) calendar days after the holding of each General Meeting of the CBD that reviews the annual financial statements of the CBD, and shall be paid to Casino in Brazil or outside of Brazil following applicable legislation in accordance with the provisions of Section 10.4 of this Agreement.

10.3.6. Any claim subject to the indemnification obligation of the AD Group shall survive:

(i) for any Tax Liability, for a period equal to the statute of limitations provided for in the current applicable legislation;

(ii) for any INSS or FGTS Liability, for a period of five (5) years following the Closing Date;

(iii) for any labor or labor-related Liability, for a period of two (2) years following the Closing Date; and

(iv) for any other Liability, for a period of three (3) years following the Closing Date.

10.3.7. Any claim started within the pertinent period established above shall be subject to the corresponding indemnification obligation, notwithstanding the subsequent expiration of such period.

10.3.8. The AD Group shall not be obligated to indemnify Casino for Liabilities from any act or omission, fact, event or circumstance related to the CBD and/or its Controlled Companies occurred after the Closing Date.

10.4. Payment by the AD Group to Casino of any amount determined in accordance with the provisions of Section 10.3 shall be made as follows:

10.4.1. Any payment by the AD Group to Casino shall be made in U.S. Dollars, free and clear of any tax and expenses, and on the account designated by Casino. In connection with the foregoing, any amount in Brazilian Reais shall be converted in U.S. Dollars at the Conversion Rate prevailing on the first Business Day of the month in which payment shall take place. Any amount due and not paid in due time to Casino shall bear interest of LIBOR from the first day the payment should have been made and until the effective payment date.

10.4.2. Notwithstanding the foregoing, and until the amount to be paid by the AD Group to Casino does not exceed in the aggregate the amount of Sixty-Five Million Brazilian Reais (R$ 65,000,000.00), the AD Group shall have the option, at its own discretion, to pay Casino by Transferring a quantity of Preferred Shares of the CBD, and the value of each thousand of such Preferred Shares shall be determined, for this purpose, as the weighted average price calculated over a period of one (1) month preceding the date of the Transfer.

10.4.3. Subject to the Maximum Amount for Indemnification by the AD Group, should the amount to be paid by the AD Group to Casino exceed in the aggregate the amount of Sixty-Five Million Brazilian Reais (R$ 65,000,000.00), the AD Group shall have the option, at its own discretion, to allow Casino to deduct the excess from any amount due and payable by Casino to the AD Group upon the exercise by the AD Group of the Second Put Option pursuant to the provisions of the Conditional Put Option Agreement or to allow Casino to deduct the excess from the quantity of Preferred Shares of the CBD that may be Transferred by Casino to the AD Group upon the application of the provisions of Section 3.7 or 3.8 or 6.1 of the Conditional Put Option Agreement, in which case the quantity of Preferred Shares of the CBD to be deducted as per this Section shall be determined by dividing the excess for the pertinent price for the Preferred Shares as determined under Section 3.7 or 3.8 or 6.1 of the Conditional Put Option Agreement, as applicable.

10.4.4. For the sake of clarification, the right granted under Section 10.4.3 to the AD Group for the alternate methods of paying any amount due and payable to Casino under the provisions of Section 10.3 above shall allow the AD Group to delay any payment until the exercise by the AD Group of its rights under the Conditional Put Option Agreement, but it shall not be construed as releasing the AD Group from any such obligation should the AD Group elect not to exercise, or fail to exercise, its rights under the Conditional Put Option Agreement, in which case payment shall be made immediately thereafter.

10.5. Should the AD Group fail to pay any amount due and payable to Casino under the provisions of Sections 10.1, 10.2 and 10.3 above, Casino shall be entitled, at its own discretion, to deduct it from any and all amounts due by Casino to the AD Group under the Conditional Put Option Agreement or to cause the CBD to deliver to Casino any fees (including those to be received by RECo), and dividends that the CBD and its Controlled Companies may owe to the AD Group. In connection with the foregoing, the AD Group hereby assigns and transfers to Casino any such fees and dividends.

10.6. Casino shall, as from the Closing Date, indemnify and hold harmless the AD Group from any loss, liability, damage or expense that the AD Group may directly or indirectly suffer, bear or become subject to as a result of, or relating to, any claim by any Third Party against the AD Group, or any damage suffered by the AD Group, due to any breach by Casino of any representation and warranty included in Article IX of this Agreement (the “AD Group Losses”). The indemnification obligation of Casino for the AD Group Losses shall bear no amount or time limitation whatsoever and shall be calculated on a yearly basis within thirty (30) calendar days after the holding of each General Meeting of the CBD that reviews the annual financial statements of the CBD, and shall be paid to the AD Group in cash in Brazilian Reais and in Brazil, free and clear of any tax and expenses.

10.7 The Losses, the Damages, the Liabilities, the AD Group Losses, the Liabilities after Credit Set-Off, the Apportioned Liabilities, the Exempted Amounts, the Maximum Amount for Indemnification by the AD Group and the amounts set forth in Section 10.4 above, whenever established or calculated in Brazilian Reais, shall be readjusted in accordance with the change in the Special Settlement and Custody System (SELIC) rate, issued from time to time by the Central Bank of Brazil, from the Closing Date or from date of determination thereof, as applicable, and until use for calculation in accordance with the terms of this Article X or until payment thereof, as applicable. In case of the extinction of the SELIC rate or in case of failure by the Central Bank of Brazil to publish it, then the readjustment shall be based on the change of the index that the Brazilian taxing authorities shall then use to update tax debts of Brazilian corporate taxpayers.

Article XI - Indemnification Procedures

11.1. The amount of any Loss or of any Damage or of any Liability or of any AD Group Loss shall be deemed to be equal to the amount as determined by a final, conclusive and unappealable settlement, court decision or arbitration award, as the case may be. Any settlement of a particular matter shall be made by either the CBD and/or its Controlled Companies or by Casino or by the AD Group only upon prior written consent of the AD Group and Casino.

11.2. In case the court or arbitration panel does not determine in its final, conclusive and unappealable decision the amount of the Loss or Liability or Damage or the AD Group Loss, the amount of the Loss or Liability or Damage or the AD Group Loss shall be determined by arbitration according to Section 14.13 below.

Article XII - Termination

12.1. This Agreement may be terminated, and the terminating Party or Parties released from any further obligation relating to the transactions contemplated by this Agreement and by the Transaction Documents, at any time on or before the Closing Date:

a) by mutual consent of the Parties, or

b) by either Party, if, for reasons outside the reasonable control of such Party and provided that such Party has not breached its obligations under this Agreement, the Closing Date shall not have occurred by 5:00 p.m. São Paulo time on September 30, 2005 (the “Termination Date”), unless otherwise expressly agreed upon by the Parties, or

c) by Casino, if any of the conditions precedent set forth in Section 5.1 hereof shall become impossible to be met, or shall not have been met by the Termination Date for reasons other than as a result of the actions taken or omitted to be taken by Casino, and shall not have been waived in accordance with the terms of this Agreement, or

d) by either Party, if, for reasons outside the reasonable control of such Party and provided that such Party has not breached its obligations under this Agreement, any of the events specified in Section 5.1 hereof do not allow the Parties to implement the transactions contemplated by this Agreement, namely those set forth in Section 2.1 hereof, or to execute and deliver the Transaction Documents, or

e) by the AD Group, if any of the conditions precedent set forth in Section 5.2 hereof shall become impossible to be met, or shall not have been met by the Termination Date for reasons other than as a result of the actions or omitted to be taken by the AD Group, and shall not have been waived in accordance with the terms of this Agreement, or

f) by Casino, if any representation or warranty made by the AD Group under Section 8.1 hereof proves to be inaccurate in any material respect or in the case of any such representation or warranty that is qualified by materiality in any respect proves to be inaccurate in any respect, or the AD Group or CBD otherwise fails to perform any of their obligations under this Agreement or breaches any provision of this Agreement in any material respect and such inaccuracy or failure to perform shall not have been waived in accordance with the terms of this Agreement, or

g) by the AD Group, if any representation or warranty made by Casino under Section 9.1 hereof proves to be inaccurate in any material respect or in the case of any such representation or warranty that is qualified by materiality in any respect proves to be inaccurate in any respect, or Casino otherwise fails to perform any of its obligations under this Agreement or breaches any provision of this Agreement in any material respect and such inaccuracy or failure to perform shall not have been waived in accordance with the terms of this Agreement, or

h) by Casino, if the Family breaches any of its obligations under the provisions of any agreement referred to in this Agreement, including, without limitation, those of the Acknowledgement and Consent.

12.2. In the event of termination of this Agreement pursuant to Section 12.1 hereof as a result of the failure by either Party to perform its obligations under this Agreement, the Party that has failed to perform shall pay the other Party the amount of Ten Million U.S. Dollars (US$ 10,000,000). The Parties fully understand and recognize that this amount is a fair compensation for all investment and expectation of income return and good will that the other Party will lose or miss by virtue of the latter not being able to complete the transactions contemplated by this Agreement.

12.3 In case this Agreement is terminated pursuant to Section 12.1 hereof, any acts already carried out by the Parties under this Agreement shall be reversed. As from the Termination Date, this Agreement shall cease to generate legal effects on the Parties, exception made to the provisions set forth in Article XIII hereof, which shall survive any termination of this Agreement for a period of three (3) years as of the Termination Date.

Article XIII – Public Disclosure of this Agreement and of the Transactions Contemplated by this Agreement

13.1. At all times each of Casino, the AD Group and CBD shall obtain the prior written consent of the others prior to issuing any press release or making any other public disclosure or announcement or otherwise making any disclosure to any other Person or Governmental Authority concerning the transactions contemplated by this Agreement and by the Transaction Documents; provided, however, that no Party or CBD shall be prohibited from:

a) supplying any such information to any of its representatives, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated by this Agreement and thereby so long as such representatives, attorneys, advisors, financing sources and others are made aware of and agree to be bound by the terms of this Article, or

b) furnishing any such information to any Governmental Authority or otherwise disclosing any such information pursuant to or as required by any applicable law, permit, order or license or as otherwise required by any of such Governmental Authority, provided that the Party required to make such disclosure shall consult with the other Parties or with CBD prior to making such disclosure, to the extent practicable.

13.2. CBD and each of the Parties shall execute and deliver such instruments and take such other actions as the others may reasonably require in order to carry out the obligations contained in this Article.

Article XIV – General Provisions

14.1 No Agency: There shall be no agency or fiduciary relationship between the Parties arising out of this Agreement. No Party shall identify itself as or hold itself out to be the agent of any other Party or of any Affiliate thereof except to the extent expressly authorized in this Agreement.

14.2 Expenses: Except as provided in Article X hereof with respect to indemnification, each of the Parties shall bear its own costs and expenses, including fees and disbursements of its counsels and accountants in connection with the negotiation and execution of this Agreement and of the Transaction Documents and in connection with the consummation of the transactions contemplated by this Agreement.

14.3. Interpretation: Whenever appropriate in the context, terms used in this Agreement in the singular also include the plural, and vice versa, and each masculine or feminine or neuter pronoun shall also include the other genders.

14.4. Headings: The headings for the articles and sections of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any of the terms and conditions of this Agreement.

14.5. Language: This Agreement is solely executed in the English language.

14.6. Notices: All notices, requests, demands or other communications made pursuant to this Agreement shall be in writing in both English and Portuguese languages and may be delivered personally, by mail, by courier, by facsimile or similar means of communication, always confirmed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Casino:

24, Rue de la Montat
Saint Etienne, France

Attention: Mr. Pascal Rivet

with a copy to:

Tozzini, Freire, Teixeira e Silva Advogados
Rua Libero Badaró 293, 21 andar
São Paulo – SP – 01009-907
Brazil

Attention: Mr. Syllas Tozzini

CMS Bureau Francis Lefebvre Mercosur
173 Ville Émile Bergerat
92522 Neuilly
France

Attention: Mr. Patrick Patelin

if to the AD Group:

Av. Brigadeiro Luiz Antonio, 3126
São Paulo – SP
Brazil

Mr. Abilio dos Santos Diniz

with a copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
São Paulo – SP Brazil

Attention: Mr. Pedro Luciano Marrey Jr. and Mr. Moacir Zilbovicius

if to CBD:

Av. Brigadeiro Luiz Antonio, 3142
São Paulo – SP
Brazil

Attention: Mr. Augusto Marques da Cruz Filho

with a copy to:

Av. Brigadeiro Luiz Antonio, 3142
São Paulo – SP
Brazil

Attention: Ms. Marise Salzano

14.6.1. Notices, requests, demands and other communications shall be deemed given (a) if delivered personally or by courier or similar service, upon delivery, or (b) if delivered by mail, upon the earlier of actual delivery or five (5) calendar days after being mailed, or (c) if delivered by facsimile transmission, upon receipt of confirmation of its transmission, provided that if such notices, requests, demands and other communications would otherwise be deemed given on a day that is not a business day in the location of the Party receiving it, the delivery shall be deemed to take place in the first business day following such day.

14.6.2. Any Party or CBD may change its address for purposes of this Section by notice to the others of such change in the manner specified above.

14.7. Assignment; Successors: This Agreement shall be binding upon and inure to the benefit of the Parties, any Heir or permitted successor and assign of any Party. No Party may assign or delegate any of its rights or obligations under this Agreement without the express written consent of the other Party.

14.8. Entire Agreement: The exhibits to this Agreement form an integral part of this Agreement and should be read and interpreted as part of the text of this Agreement. This Agreement and the Transaction Documents constitute the entire and sole agreement and understanding between the Parties with respect to the subject matters of this Agreement and supersede any prior understanding, agreement, representation or warranties, whether oral or written, with respect to the subject matter of this Agreement. The Original Master Agreement and the Original Shareholders’ Agreement shall be terminated only upon the entering into force of the Holding Company Shareholders’ Agreement.

14.9. Severability: Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in the competent jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if any one or more provisions contained in this Agreement shall for any reason be held by any court of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14.10. Remedies: The Parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that either Party shall be entitled, at its sole discretion, to apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement pending a final determination of such matters or to cause the other Party to perform its obligations under this Agreement.

14.11. Modification; Amendment; Waiver: No modification of or amendment to any provision of this Agreement shall be effective unless approved in writing by the Parties. No Party shall be deemed to have waived compliance by the other Party with any provision of this Agreement unless such waiver is in writing, and failure by any Party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of any Party thereafter to enforce such provisions in accordance with their terms. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision of this Agreement. No waiver of any breach of any provision of this Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision of this Agreement.

14.12. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil without consideration of principles of conflicts or choices of law.

14.13. Dispute Resolution; Arbitration: Any dispute or controversy between the Parties arising out of or related to this Agreement, including without limitation a dispute or controversy relating to the construction of any provision or the validity or enforceability of any term or condition, including this Section, or of the validity or enforceability of this Agreement as a whole, or any claim that all or any part of this Agreement, including this Section, is void or voidable, or the breach of any provisions of this Agreement, including this Section, shall be submitted to arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce – ICC, of Paris, France, and judgment on the award rendered by the arbitrators may be entered into in any court having jurisdiction thereof. If the chosen rules are silent as to any particular issue, Brazilian procedural laws, namely the relevant provisions of Brazil’s Federal Law No. 9,307 of September 23, 1996, shall supplement them. The arbitration tribunal shall consist of three (3) arbitrators, of whom one shall be nominated by the AD Group, one by Casino and the third, who shall serve as chairman, shall be chosen by the two (2) arbitrators nominated by the Parties, or, in the event the two (2) arbitrators nominated by the Parties are unable to designate the third arbitrator within ten (10) calendar days from the date the last of the two (2) arbitrators nominated by the Parties has been designated, by the Chairman of the International Court of Arbitration of ICC. The place of arbitration shall be the City of São Paulo, State of São Paulo, Brazil. The language of the arbitration shall be English, although existing documents may be presented in the language in which they have been produced. The award of the arbitrators shall be rendered in both the Portuguese and English languages, and the Portuguese language shall prevail in the event of conflict. The award shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The Parties waive any right to appeal, to the extent that a right to appeal may lawfully be waived. Each Party retains the right to seek judicial assistance (a) to compel arbitration, and/or (b) to obtain interim measures of protection rights prior to institution of pending arbitration and any such action shall not be construed as a waiver of the arbitration procedures by the Parties, and/or (c) to enforce any decision of the arbitrators, including the final award. In case the Parties seek judicial assistance, the courts of the city of São Paulo, State of São Paulo, Brazil, shall have jurisdiction to the exclusion of any other court, however privileged it may be. The charges for the arbitration shall be paid one-half by Casino and one-half by the AD Group and reimbursed to the winning Party, along with all other costs and expenses directly incurred in connection with such arbitration, at the end of the arbitration procedures, unless the arbitrators shall determine otherwise. The Parties intend that all procedures and all documents and testimony shall be confidential, and each arbitrator by consenting to act shall be deemed to have agreed to such confidentiality.

14.14. Taxes: Any and all Taxes payable with respect to transactions contemplated by this Agreement and the actions that will implement those transactions shall be paid by the taxpayer as defined by the applicable legislation.

14.15. Representative of the AD Group: To facilitate the consummation of the transactions contemplated by this Agreement, on and after the Date of Execution of this Agreement, the AD Group (and its successors and permitted assigns) hereby irrevocably consents to the appointment of and does hereby appoint and empower AD, and AD does hereby accept such appointment, as the sole and exclusive representative (the “Representative of the AD Group”) of the AD Group (and its successors and permitted assigns) to make all decisions and determinations on behalf of the AD Group (and its successors and permitted assigns) that the Representative of the AD Group may deem necessary or appropriate to accomplish the intent of, and implement the provisions of, this Agreement and of the Transaction Documents. All decisions of the Representative of the AD Group shall be final and binding on the AD Group and its members. Casino and CBD shall be entitled to rely upon, without investigation, any decision of the Representative of the AD Group and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

14.15.1. The AD Group (and its successors and permitted assigns) hereby appoints the Representative of the AD Group as its agent for receipt of notices and other communications hereunder and to receive service of any and all process that may be serviced in any suit, action or proceeding arising out of this Agreement and the Transaction Documents, the subject matter of this Agreement and of the Transaction Documents or any of the transactions contemplated by this Agreement and by the Transaction Documents, brought by any of the Parties or any of their successors and permitted assigns. The Representative of the AD Group hereby acknowledges his acceptance as the agent of the AD Group for notices and other communications under this Agreement and service of process, and such notices, other communications and service of process may be made upon the Representative of the AD Group at the address specified in Section 14.6 hereof.

14.16. Drafting: The Parties have participated jointly and in good faith in the negotiation and drafting of this Agreement and of the Transaction Documents and they agree that any ambiguity or question of intent or interpretation that may arise shall be construed on the presumption that this Agreement and the Transaction Documents have been drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

14.17. Counterparts: This Agreement may be executed in any number of counterparts with the same effect. All such counterparts will be deemed an original if signed by the Parties and by CBD, shall be construed together and shall constitute one and the same instrument.

14.18. Initialing Exhibits: Mr. Moacir Zilbovicius, on behalf of the AD Group, and Mr. Syllas Tozzini, on behalf of Casino, shall initial all the Exhibits attached to this Agreement in order to confirm their form and substance.

IN WITNESS WHEREOF, the Parties and CBD sign this Agreement in São Paulo, São Paulo, Federative Republic of Brazil, on the date specified in the beginning of this Agreement, in the presence of two (2) witnesses identified below.

___________________________ ABILIO DOS SANTOS DINIZ

_________________________________________________ ANA MARIA FALLEIROS DOS SANTOS DINIZ D´AVILA

_________________________________________________ ADRIANA FALLEIROS DOS SANTOS DINIZ

_________________________________________________ JOÃO PAULO FALLEIROS DOS SANTOS DINIZ

_________________________________________________ PEDRO PAULO FALLEIROS DOS SANTOS DINIZ

PENINSULA PARTICIPAÇÕES LTDA

By:___________________________ Name: Abilio dos Santos Diniz Title: Officer

CASINO GUICHARD PERRACHON S.A.

By:________________________________ Name: Jean Charles Naori Title: Chief Executive Officer

Witnesses:

1._______________________

2._______________________